Exhibit 99.1

G&K Services Reports Fiscal 2009 Second Quarter Results

Earnings In-Line with Expectations; Company Generates Solid Cash Flow

MINNEAPOLIS--(BUSINESS WIRE)--January 27, 2009--G&K Services, Inc. (NASDAQ:GKSR), today reported revenue for the quarter ended December 27, 2008 of $241.8 million, compared to prior-year second quarter revenue of $255.3 million. The impact of difficult economic conditions for customers and a significant reduction in the value of the Canadian dollar, resulted in lower second quarter revenue.

The company reported second quarter earnings of $0.52 per diluted share, which were in-line with management expectations. Earnings per diluted share were $0.60 in the prior-year period. Earnings were strengthened by proactive cost reduction actions and discretionary spending controls, offset by the impact of lower revenue, increased bad debt expense and the effect of the weak Canadian dollar.

“Second quarter earnings met expectations despite a significant acceleration in customer job losses during the quarter,” said Richard Marcantonio, chairman and chief executive officer. “Our earnings performance reflects the proactive actions we’ve been taking to align our cost structure with current customer demand. We’ll continue to focus on factors within our control to maximize our productivity and generate strong cash flow, while also supporting growth initiatives to strengthen our performance.”

Income Statement Review

Second quarter revenue from rental operations was $221.2 million, compared to $232.2 million in the prior-year period. For the quarter, the company’s organic rental growth rate was approximately negative 2.0 percent. Organic rental growth reflects significant reductions in customer employment levels, lost business as a result of customer financial difficulty and lower new account sales due to the difficult economy. Organic rental growth is calculated using rental revenue, adjusted for foreign currency exchange rate differences and newly acquired revenue compared to prior-period results. Direct sale revenue was $20.5 million, compared to $23.1 million in the prior-year period. Direct sale volume continues to be impacted by softness in certain customer segments, weak overall economic conditions and the non-renewal of one customer as previously disclosed in the third quarter of last fiscal year. During the second quarter, the company began its rollout of a large uniform program to a major airline customer. The majority of this new program volume will be fulfilled in the company’s fiscal third quarter.

Gross margin from rental operations for the second quarter was 31.3 percent, compared to 32.5 percent in the prior-year period. The change in rental gross margin was a result of the impact of fixed cost absorption from lower rental revenue. Direct sale gross margin was 25.9 percent, compared to 29.2 percent in the prior-year period, as a result of the lower level of direct sale volume.

Selling and administrative expenses in the quarter were 22.7 percent of consolidated revenue, down from 22.9 percent in the prior-year period. Selling and administrative expenses decreased due to the company’s proactive focus on reducing non-revenue generating spending, offset by an economic-driven increase in bad debt expense and significant foreign currency transaction costs. When combined, bad debt expense and the impact of foreign currency losses increased by 0.7 percent of consolidated revenue compared to the prior-year period.

Operating margin for the second quarter was 8.1 percent of consolidated revenue, compared to 9.3 percent in the prior-year period. Second quarter operating margin was driven by recent cost structure actions, spending reductions and productivity initiatives, offset by the impact of lower revenue, higher bad debt expense and losses due to the effect of foreign currency.

Financial Strength

The company’s balance sheet remains strong. As of December 27, 2008, the company had total borrowings of $285.7 million and a total debt to total capitalization ratio of 35.5 percent. Total shareholders’ equity at the end of the second quarter was $518.8 million.

Cash provided by operating activities for the six months ended December 27, 2008 was $37.5 million, compared to $43.5 million in the prior-year period. Free cash flow, defined as cash flow from operations less capital expenditures, was $18.5 million for the second quarter ended December 27, 2008. During the quarter, the company utilized its free cash flow to repurchase approximately 0.5 million shares of common stock at a cost of approximately $10.0 million, reduce debt, net of cash, by $6.2 million and pay dividends of $1.3 million.

“We continue to generate solid free cash flow,” said Marcantonio. “In tough economic times, we’ve increased our focus on producing strong cash flow. Our emphasis on maximizing cash flow increases our financial strength to support growth initiatives and pay down debt.”

Outlook

The company expects fiscal 2009 third quarter revenue to range from $230.0 million to $240.0 million and earnings per diluted share from $0.40 to $0.50. The revenue guidance includes continued focus on controllable growth factors, offset by the recent acceleration of declining employment levels and the impact of difficult economic conditions on customer retention, customer usage items and new account sales. Due to the weaker Canadian dollar, third quarter revenue is projected to be reduced by approximately $9.0 million when compared to the prior-year period.

The earnings guidance includes the impact of field operation merit increases effective at the beginning of the calendar year and the reset of payroll taxes. The earnings guidance also reflects the weaker Canadian dollar exchange rate which lowers earnings per diluted share by approximately $0.05 when compared to the prior-year period. In addition, the earnings guidance reflects a lower than normal effective tax rate of 30.0 to 32.0 percent due to the reduction of reserves resulting from the anticipated expiration of certain tax statute of limitations.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (CST) to discuss its financial results and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through February 26, 2009.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has approximately 9,000 employees serving more than 175,000 customers from over 170 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Six Months Ended
(U.S. Dollars, in thousands, except per share data)	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007

REVENUES
Rental operations	$221,206	$232,208	$450,339	$458,276
Direct sales	20,547	23,060	36,650	40,778
Total revenues	241,753	255,268	486,989	499,054

OPERATING EXPENSES
Cost of rental operations	152,039	156,647	313,871	308,382
Cost of direct sales	15,217	16,334	27,301	29,065
Selling and administrative	54,989	58,555	116,880	114,039
Total operating expenses	222,245	231,536	458,052	451,486
INCOME FROM OPERATIONS	19,508	23,732	28,937	47,568
Interest expense	3,821	3,990	7,418	7,948
INCOME BEFORE INCOME TAXES	15,687	19,742	21,519	39,620
Provision for income taxes	6,149	7,305	10,523	14,819
NET INCOME	$9,538	$12,437	$10,996	$24,801
Basic weighted average number of shares outstanding	18,490	20,627	18,557	20,868
BASIC EARNINGS PER COMMON SHARE	$0.52	$0.60	$0.59	$1.19
Diluted weighted average number of shares outstanding	18,490	20,783	18,622	21,054
DILUTED EARNINGS PER COMMON SHARE	$0.52	$0.60	$0.59	$1.18

Dividends per share	$0.07	$0.05	$0.14	$0.10

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. dollars, in thousands)	December 27, 2008	June 28, 2008
ASSETS
Current Assets
Cash and cash equivalents	$13,355	$12,651
Accounts receivable, net	103,274	111,307
Inventories, net	152,146	142,318
Other current assets	17,593	26,181
Total current assets	286,368	292,457

Property, Plant and Equipment, net	239,954	253,041
Other Assets	484,503	507,676
Total assets	$1,010,825	$1,053,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$32,874	$30,873
Accrued expenses	86,795	78,282
Deferred income taxes	5,429	6,154
Current maturities of long-term debt	7,712	7,891
Total current liabilities	132,810	123,200

Long-Term Debt, net of Current Maturities	277,956	280,428
Deferred Income Taxes	27,821	35,190
Accrued Income Taxes – Long Term	13,542	12,343
Other Noncurrent Liabilities	39,914	44,537
Stockholders' Equity	518,782	557,476
Total liabilities and stockholders’ equity	$1,010,825	$1,053,174

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Six Months Ended
(U.S. dollars, in thousands)	December 27, 2008	December 29, 2007
Operating Activities:
Net income	$10,996	$24,801
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	22,653	23,544
Other adjustments	2,343	282
Changes in current operating items, exclusive of acquisitions	(1,758)	(9,290)
Other assets and liabilities	3,281	4,156
Net cash provided by operating activities	37,515	43,493
Investing Activities:
Property, plant and equipment additions, net	(13,766)	(8,525)
Acquisition of business assets, net	-	(45,204)
Purchase of investments, net	-	(1,887)
Net cash used for investing activities	(13,766)	(55,616)
Financing Activities:
Payments of long-term debt	(7,345)	(7,133)
Proceeds from revolving credit facilities, net	4,700	57,001
Cash dividends paid	(2,625)	(2,100)
Net issuance of common stock, primarily under stock option plans	209	3,289
Purchase of common stock	(16,769)	(47,227)
Net cash (used) for provided by financing activities	(21,830)	3,830
Increase/(decrease) in Cash and Cash Equivalents	1,919	(8,293)
Effect of Exchange Rates on Cash	(1,215)	487

Cash and Cash Equivalents:
Beginning of period	12,651	22,759
End of period	$13,355	$14,953

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, Senior Vice President and Chief Financial Officer
Shayn R. Carlson, Director of Investor Relations
952-912-5500